Sub-Item 102P2

Based on a review of reports filed by the Fund’s directors and executive officers, the investment adviser, officers and directors of the investment adviser, affiliated persons of the investment adviser and beneficial holders of 10% or more of the Fund’s outstanding stock, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal year ended December 31, 2007 were timely, except that Richard Karl Goeltz filed a Form 4 twenty days late.  Mr. Goeltz has since corrected his omission by making the necessary filing.